Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Novelis Reports Fourth Quarter and 2004 Results
Rolled product shipments up 12% in the fourth quarter 2004

ATLANTA – March 2, 2005 – Novelis Inc. (NYSE, TSX: NVL) today reported a fourth quarter 2004 loss of $93 million compared to net income in the fourth quarter 2003 of $54 million. For the full year, net income was $55 million in 2004, down $102 million from $157 million in 2003.

Results for the fourth quarter of 2004 included an after-tax restructuring charge of $5 million, the previously announced asset impairment of $65 million as well as a $21 million tax provision and $12 million in costs both related to the spin-off from Alcan and the start-up of Novelis. The fourth quarter of 2003 included an $8 million gain from asset sales and positive tax adjustments of $24 million.

Full year 2004 results included after-tax restructuring charges of $18 million, the asset impairment of $65 million, as well as the $21 million of tax provision and the $12 million in costs mentioned previously. Full year 2003 results included restructuring charges and asset impairments of $6 million, gains on sales of assets of $26 million and positive tax adjustments of $24 million.

Rolled product shipments climbed by 12% to 671 kt for the fourth quarter of 2004 over the equivalent period in 2003, and 12% to 2,785 kt for the full year. For 2004, the increase in shipments is attributed to strong market demand, an increase in market share in South America, and the inclusion of four Pechiney foil plants which were purchased at the end of 2003 and whose shipments are not in the 2003 results. The four foil plants contributed 3% to shipments for the quarter and 4% for the full year.

Sales and operating revenues climbed by 31% for the fourth quarter of 2004 over the similar period in 2003 and 25% for the full year while cost of sales and operating expenses experienced similar increases. The major contributing factors to both Sales and operating revenues and Cost of sales were the increase in LME (London Metal Exchange) pricing, which was up 19% for the quarter and 21% for the year, in addition to the stronger shipment levels. The weakening of the U.S. dollar against other currencies, especially the euro, was also a factor.

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Novelis, Inc. 4Q and 2004 Results          Page 2 of 13

Selling, general & administrative expenses (SG&A) increased in both the fourth quarter and the full year results. Included in SG&A for both the quarter and year are expenses related to the spin-off from Alcan and start up costs for Novelis, SG&A from the four Pechiney plants, and the strengthening euro. Pechiney, which was consolidated as of December 31, 2003, is reflected in the 2004 and 2003 balance sheets but only in the 2004 results. Moving forward, 2005 SG&A is expected to be higher than 2004 due to an increase in stand-alone corporate costs. We also expect one-time start-up costs of $20 to $25 million in 2005.

Other expenses (income) – net, were up significantly in the fourth quarter of 2004 over the equivalent period in 2003, due mainly to the asset impairment in Italy of $65 million and $8 million in restructuring charges in Europe. These were only partially offset by the FAS 133 mark-to-market gain on derivatives of $32 million. In the fourth quarter of 2003, there was $12 million from gains on disposal of assets and an environmental provision of $25 million. The FAS 133 mark-to-market gain was just $3 million in the fourth quarter of 2003. For the full year 2004, Other expenses (income) – net, included a $26 million in restructuring and asset impairment charges in Europe, including a $8 million asset impairment in the U.K. and the separate asset impairment of $65 million in Italy. FAS 133 mark-to-market gains on derivatives were $69 million for the year, an increase of $50 million from 2003. For the full year 2003, there were asset impairment and restructuring charges of $8 million, a $25 million environmental provision and $30 million of gains on the sale of assets.

In the fourth quarter of 2004, the effective tax rate was 141% compared to a weighted average statutory rate of 38%. For the year, the weighted average statutory rate was 37% while the effective rate was 74%. The major differences for both periods were caused by the $65 million pre-tax asset impairment in Europe for which a tax recovery is not expected and the $21 million tax provision in connection with the spin off of Novelis, for which there is no related income.

In 2003, the effective tax rates for the fourth quarter and for the full year were 65% and 25%, respectively, which compared to the weighted average statutory rates of 29% and 37%, respectively. The main differences were positive tax adjustments relating to the resolution of a transfer pricing issue and the realization of a previously unrecognized loss carry-forward totaling $24 million.

Pro-forma earnings (loss) per share (EPS) was $(1.26) for the fourth quarter of 2004 and $0.74 for the full year.

“We are very pleased overall with our 2004 performance,” said Brian Sturgell, President and CEO. “We ended our last year as a part of Alcan on solid operational footing, and we are starting our first year as Novelis in a global leadership position in the areas that matter to our customers. The fourth quarter reflected significant one-off impacts, many relating to the spin-off from Alcan. However, the year reflected continued high

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Novelis, Inc. 4Q and 2004 Results          Page 3 of 13

performance of the rolling business. With our new independence, we see opportunities for the future to move this company forward.”

The unaudited combined financial statements are presented in U.S. dollars using United States (U.S.) Generally Accepted Accounting Principles (GAAP) and have been derived from the accounting records of Alcan using the historical results of operations and historical basis of assets and liabilities of the businesses comprising Novelis. However, the unaudited combined financial statements included herein may not necessarily reflect the Group’s results of operations, financial position and cash flows in the future or what its results of operations, financial position and cash flows would have been had Novelis been a stand-alone company during the periods presented. As these financial statements represent a portion of the businesses of Alcan which did not at the time constitute a separate legal entity, the net assets of Novelis have been presented as Alcan’s net investment in the businesses. Alcan’s investment in the businesses includes the accumulated earnings of the businesses as well as cash transfers related to cash management functions performed by Alcan. For more information on the basis of presentation of the combined financial statements, see note 2 to the audited combined financial statements included in the Company’s recently filed information statement and non-offering prospectus dated January 18, 2005.

Segment Results

See Attachment A for a description of BGP/Segment Income and a reconciliation of Segment Income to Net Income.

Total Segment Income	4th Qtr	4th Qtr
($ in millions)	2003	2004	% Chg	2003	2004	% Chg
Sales	1,536	2,016	31.3%	6,221	7,755	24.7%
BGP/Segment Income	130	160	23.1%	534	674	26.2%
BGP/Segment Inc per Ton ($/mt)	217	238	9.7%	214	242	13.1%
Rolled Product Shipments (kmt)	598	671	12.2%	2,491	2,785	11.8%
Depreciation	56	68	21.4%	222	246	10.8%
Capital Expenditures	67	70	4.5%	189	165	-12.7%
Total Assets	6,316	5,954	-5.7%	6,316	5,954	-5.7%

*	BGP = Business Group Profit

BGP or Segment Income increased $30 million or 23% for the quarter, however, when excluding FAS 133 mark-to-market gains on derivatives the quarter was slightly down. Excluding the FAS 133 mark-to-market gains on derivatives for the full year, BGP improved by 16%. The 2004 quarterly results included a negative impact due to the adverse effect of metal price lags, restructuring costs in Europe of $6 million and a number of other one-time items in Europe. For the full year, record shipments and the recovery in market price spreads between recycled metal and primary aluminum in the United States were only partially offset by the negative effect of metal price lags and a full year restructuring charge of $16 million and various other one-off costs in Europe.

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Novelis, Inc. 4Q and 2004 Results          Page 4 of 13

Novelis North America

North America	4th Qtr	4th Qtr
($ in millions)	2003	2004	% Chg	2003	2004	% Chg
Sales	549	735	33.9%	2,385	2,964	24.3%
BGP/Segment Income	40	48	20.0%	206	237	15.0%
BGP/Segment Inc per Ton ($/mt)	169	188	11.2%	198	213	7.6%
Rolled Product Shipments (kmt)	236	256	8.5%	1,042	1,115	7.0%
Depreciation	17	17	0.0%	68	69	1.5%
Capital Expenditures	19	21	10.5%	38	41	7.9%
Total Assets	1,131	1,301	15.0%	1,131	1,301	15.0%

*	BGP = Business Group Profit

BGP or Segment Income increased 20% over fourth quarter 2003. This benefit came mainly from volume increases and cost reduction initiatives. These were partially offset by the adverse effect of metal price lags, higher energy costs and the strengthening Canadian dollar. For the full year 2004, North America segment income increased 15% over full year 2003 as strong volume growth, cost control benefits and the recovery in market price spreads between recycled metal and primary aluminum more than offset the negative impact of metal price lags and the strengthening Canadian dollar.

Novelis Europe

Europe	4th Qtr	4th Qtr
($ in millions)	2003	2004	% Chg	2003	2004	% Chg
Sales	614	792	29.0%	2,510	3,081	22.7%
BGP/Segment Income	40	30	-25.0%	173	188	8.7%
BGP/Segment Inc per Ton ($/mt)	205	132	-35.6%	201	193	-4.0%
Rolled Product Shipments (kmt)	195	228	16.9%	860	984	14.4%
Depreciation	22	36	63.6%	87	115	32.2%
Capital Expenditures	35	33	-5.7%	97	84	-13.4%
Total Assets	2,167	2,504	15.6%	2,167	2,504	15.6%

*	BGP = Business Group Profit

BGP or Segment Income for the fourth quarter of 2004 declined with respect to the fourth quarter of 2003 results as stronger volumes were more than offset by restructuring charges of $6 million and other one-time costs in the quarter as well as an adverse shift in product mix. For the full year 2004, Segment Income climbed due to the benefit from previous restructuring actions, improved volumes and the impact of the stronger euro on the translation of euro profits into U.S. dollars. The benefits for the year were only partially offset by restructuring charges of $16 million, one-off costs and the shift in product mix.

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Novelis, Inc. 4Q and 2004 Results          Page 5 of 13

Novelis Asia

Asia	4th Qtr	4th Qtr
($ in millions)	2003	2004	% Chg	2003	2004	% Chg
Sales	258	336	30.2%	918	1,194	30.1%
BGP/Segment Income	27	18	-33.3%	68	79	16.2%
BGP/Segment Inc per Ton ($/mt)	255	153	-40.0%	177	175	-1.1%
Rolled Product Shipments (kmt)	106	118	11.3%	385	452	17.4%
Depreciation	11	12	9.1%	45	46	2.2%
Capital Expenditures	12	14	16.7%	25	31	24.0%
Total Assets	837	954	14.0%	837	954	14.0%

*BGP = Business Group Profit

Asia experienced significant increases in volume, setting a new record for shipments in 2004, and a move to higher value-added products in both the fourth quarter 2004 and the full year results. For the quarter, higher raw material input and labor costs more than offset those benefits. However, for the full year the input and labor costs only partially offset the higher volume and the move to higher value-added products.

Novelis South America

South America	4th Qtr	4th Qtr
($ in millions)	2003	2004	% Chg	2003	2004	% Chg
Sales	116	156	34.5%	414	525	26.8%
BGP/Segment Income	32	40	25.0%	112	143	27.7%
BGP/Segment Inc per Ton ($/mt)	525	580	10.5%	339	307	-9.4%
Rolled Product Shipments (kmt)	61	69	13.1%	204	234	14.7%
Depreciation	12	11	-8.3%	49	47	-4.1%
Capital Expenditures	9	11	22.2%	41	23	-43.9%
Total Assets	733	773	5.5%	733	773	5.5%

*	BGP = Business Group Profit

South America had record rolled product shipments in the fourth quarter of 2004 up 13% from the same period in 2003. Shipments for the full year 2004 increased by 15% over 2003 shipments. Segment Income for both the fourth quarter and full year 2004 also reflected improved pricing and higher ingot prices due to the production from our smelters in Brazil.

Cash from Operating Activities

Cash from operating activities was $48 million for the fourth quarter with a change in working capital of $(52) million. Free cash flow for the quarter was $(22) million.

Cash from operating activities was $347 million for the full year with a change in working capital of $(87) million. Free cash flow for the year was $182 million .

Novelis, Inc. 4Q and 2004 Results          Page 6 of 13

Cash Flow	4th Qtr	4th Qtr
($ in millions)	2003	2004	% Chg	2003	2004	% Chg
Funds from Operations	108	115	6.5%	334	470	40.7%
Change in Working Cap	64	(52)	-181.3%	83	(87)	-204.8%
Other	47	(15)	-131.9%	27	(36)	-233.3%
Cash from Operating Activities	219	48	-78.1%	444	347	-21.8%
Dividends	0	0	0.0%	0	0	0.0%
Capital Expenditures	67	70	4.5%	189	165	-12.7%
Free Cash Flow	152	(22)	-114.5%	255	182	-28.6%

Financing and Investment Activities

The Group’s business in Korea borrowed an aggregate of $181 million under four separate three-year floating rate term loans and $19 million under a one-year floating rate term loan to refinance its existing debt. The interest payments on $131 million of Korean floating rate term loans were swapped for fixed interest payments and $70 million of U.S. dollar denominated Korean term loans were swapped for Korean Won denominated debt. The proceeds from these loans were used to repay existing Korean debt.

Capital expenditures totaled $70 million for the fourth quarter and $165 million for the full year representing re-investment rates of 103% and 67% of depreciation, respectively. The majority of its capital expenditures for the quarter were spent on keeping our quality and technology advantage in the market, productivity, cost reductions and small projects to increase capacity. There were no major expansion projects in 2004.

2005 Outlook

The guidance for 2005 is based on the fundamental drivers of the business moving forward. Our clear focus over the next three years is to strengthen the balance sheet and de-lever the company. The ability to achieve this goal is within our reach as we drive value through our product portfolio selection and growth. The outlook for 2005 includes two key components. First, capital expenditures will not exceed $175 million. Next, BGP or Segment Income is expected to grow between 5% and 10%, excluding the impact of FAS 133 mark-to-market gains or losses on derivatives.

Moving through 2005 can obviously create new challenges since this is our first year as an independent company. Rapid fluctuations in metal pricing and significant changes in currency or economies are uncertainties that are not under our control. The 2005 outlook is based on information currently available to management.

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Novelis, Inc. 4Q and 2004 Results          Page 7 of 13

Attachment A

The following table summarizes the reconciliation of BGP/Segment Income to Net Income.

					Third
	Fourth Quarter		Full Year		Quarter
(US$ millions)	2003	2004	2003	2004	2004
Business Group Profit/Segment Income
Novelis North America	40	48	206	237	60
Novelis Europe	40	30	173	188	50
Novelis Asia	27	18	68	79	19
Novelis South America	32	40	112	143	42
Equity accounted joint venture eliminations	(12)	(16)	(45)	(50)	(11)
Change in fair market value of derivatives	3	40	20	77	15

Total	130	160	534	674	175
Corporate Items
Corporate Office	(12)	(13)	(42)	(54)	(16)
Other items	(17)	(99)	(26)	(75)	(2)
Depreciation & amortization	(56)	(68)	(222)	(246)	(60)
Interest	(11)	(19)	(40)	(74)	(17)
Income taxes	22	(55)	(50)	(166)	(45)
Equity income	1	2	6	6	1
Minority interests	(3)	(1)	(3)	(10)	(2)

Net income (Loss)	54	(93)	157	55	34

Business Group Profit (BGP) or Segment Income comprises earnings before interest, taxes, depreciation and amortization excluding certain items, such as corporate costs and asset and goodwill impairments, which are not under the control of the business groups. These items are managed by the company’s head office, which focuses on strategy development and oversees governance, policy, legal, compliance, human resources and finance matters.

Financial information for individual business groups includes the results of certain joint ventures on a proportionately consolidated basis, which is consistent with the way the business groups are managed. Under U.S. GAAP, these joint ventures are accounted for under the equity method. Therefore, in order to reconcile to net income, the BGP of these joint ventures is removed from total BGP for the company and the net after-tax results are reported as equity income. (Refer to Attachment A.)

The change in the fair market value of derivatives has been removed from individual business group results and is shown on a separate line within total BGP. This presentation provides a more accurate portrayal of underlying business group results and is in line with the company’s portfolio approach to risk management.

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Novelis, Inc. 4Q and 2004 Results          Page 8 of 13

SUBSEQUENT EVENTS

Financing

In connection with the reorganization transactions described in note 1 – Nature of Operations, the Company entered into senior secured credit facilities providing for aggregate borrowings of up to $1.8 billion. These facilities consist of a $1.3 billion seven-year senior secured Term Loan B facility, bearing interest at LIBOR plus 1.75%, all of which was borrowed on January 6, 2005, and a $500 million five-year multi-currency revolving credit facility. The Term Loan B facility consists of an $825 million Term Loan B in the United States and a $475 million Term Loan B in Canada. The proceeds of the Term Loan B facility were used in connection with the reorganization transactions, Novelis’ separation from Alcan and to pay related fees and expenses.

On January 31, 2005, Novelis announced that it had agreed to sell $1.4 billion aggregate principal amount of senior unsecured debt securities (Senior Notes). The Senior Notes, which were priced at par, bear interest at 7.25% and will mature on February 15, 2015. The net proceeds of the placement, received on February 7, 2005, were used to repay an Alcan note that was issued in connection with the reorganization transaction. Novelis placed the Senior Notes in a private transaction under Rule 144A under the United States Securities Act of 1933, as amended, and in transactions outside the United States in reliance upon Regulation S under the Securities Act. The Senior Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Stock Option Plans

Executive Share Option Plan

On January 6, 2005, all of the options granted under the Alcan Executive Share Option Plan held by the Group’s employees were replaced with options to purchase Novelis’ common shares. The new Novelis options cover 2,764,841 common shares at a weighted average exercise price per share of $21.55. All converted options that were vested on the separation date continued to be vested. Any that were unvested will vest in four equal installments on the anniversary of the separation date on each of the next four years.

Stock Price Appreciation Units

On January 6, 2005, all of the Alcan stock price appreciation units (SPAUs) held by the Group’s employees were replaced with Novelis’ SPAUs, consisting of 441,465 SPAUs at a weighted average exercise price per SPAU of $22.02.

Total Shareholder Return Performance Plan

As of January 6, 2005, the Group’s employees who were eligible to participate in the Alcan Total Shareholder Return Performance Plan (TSR Plan) ceased to actively participate in, and accrue benefits under, the TSR Plan. The current three-year

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Novelis, Inc. 4Q and 2004 Results          Page 9 of 13

performance periods, namely 2002 to 2005 and 2003 to 2006, were truncated as of the date of the separation. The accrued award amounts for each participant in the TSR Plan were converted into restricted share units in Novelis, which will vest at the end of each performance period, 2005 or 2006, as applicable. At the end of each performance period, each holder of restricted share units will receive the net proceeds based on Novelis’ common share price at that time, including declared dividends.

Pension and Post-Retirement Benefits

The following plans were established in 2005, to replace the Alcan pension and post-retirement benefit plans for Novelis’ employees.

Pension Plans

U.S. Plan – The U.S. Plan provides for pensions calculated on service of up to 35 years and eligible earnings which consist of the average annual salary and the short term incentive award up to its target during the 36 consecutive months when they were the greatest. The normal form of payment of pensions is a lifetime annuity with either a guaranteed minimum of 60 monthly payments or a 50% lifetime pension to the surviving spouse.

U.K. Plan – The U.K. Plan provides for pensions calculated on service of up to 40 years and eligible earnings, which consist of the average annual salary and the short term incentive award up to its target during the last 12 months before retirement. The normal form of payment of pensions is a lifetime annuity with either a guaranteed minimum of 60 monthly payments or a 60% lifetime pension to the surviving spouse.

Pension Plan for Officers – The Pension Plan for Officers (PPO) provides for pensions calculated on service up to 20 years as an officer of Novelis or of Alcan, and eligible earnings which consist of the excess of the average annual salary and target short term incentive award during the 60 consecutive months when they were the greatest over eligible earnings in the U.S. Plan or the U.K. Plan, as applicable. The normal form of payment of pensions is a lifetime annuity. Pensions will not be subject to any deduction for social security or other offset amounts.

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Novelis, Inc. 4Q and 2004 Results     Page 10 of 13

The Novelis Group
COMBINED STATEMENT OF INCOME
(unaudited)

	Fourth Quarter		Year
Periods ended December 31
(in millions of US$, except per share amounts)	2004	2003	2004	2003

Sales and operating revenues
– third parties	1,889	1,390	7,305	5,749
– related parties	127	146	450	472

	2,016	1,536	7,755	6,221

Costs and expenses
Cost of sales and operating expenses, excluding depreciation and amortization noted below
– third parties	1,709	1,222	6,453	5,046
– related parties	115	140	403	436
Depreciation and amortization	68	56	246	222
Selling, general and administrative expenses	86	53	268	211
Research and development expenses
– third parties	7	5	20	18
– related parties	10	6	38	44
Interest
– third parties	10	6	41	21
– related parties	9	5	33	19
Other expenses (income) – net
– third parties	76	47	84	84
– related parties	(35)	(38)	(56)	(84)

	2,055	1,502	7,530	6,017

Income (Loss) before income taxes and other items	(39)	34	225	204
Income taxes	55	(22)	166	50

Income (Loss) before other items	(94)	56	59	154
Equity income	2	1	6	6
Minority interests	(1)	(3)	(10)	(3)

Net income (Loss)	(93)	54	55	157

Pro forma earnings (Loss) per share
Net income (Loss) per share – basic	(1.26)	0.73	0.74	2.12

Net income (Loss) per share – diluted	(1.26)	0.72	0.74	2.11

Average number of shares using in calculating earnings (loss) per share – basic (in millions)*	73.989	73.989	73.989	73.989

Average number of shares using in calculating earnings (loss) per share – diluted (in millions)**	74.432	74.432	74.432	74.432

*	Represents the number of common shares outstanding on January 6, 2005, the date of separation from Alcan.

**	Represents the number of common shares outstanding on January 6, 2005 adjusted for dilutive stock options.

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Novelis, Inc. 4Q and 2004 Results     Page 11 of 13

The Novelis Group
COMBINED BALANCE SHEET
(unaudited for 2004)

As at December 31 (in millions of US$)	2004	2003

ASSETS
Current assets
Cash and time deposits	31	27
Trade receivables (net of allowances of $33 in 2004 and $30 in 2003)
– third parties	710	558
– related parties	87	163
Other receivables
– third parties	118	97
– related parties	846	1,167
Inventories
Aluminum	1,081	867
Raw materials	20	14
Other supplies	125	99
	1,226	980

Total current assets	3,018	2,992

Deferred charges and other assets	193	196
Long-term receivables from related parties	104	614
Property, plant and equipment
Cost (excluding construction work in progress)	5,506	5,218
Construction work in progress	112	129
Accumulated depreciation	(3,270)	(2,928)

	2,348	2,419

Intangible assets (net of accumulated amortization of $9 in 2004 and $6 in 2003)	35	26
Goodwill	256	69

Total assets	5,954	6,316

LIABILITIES AND INVESTED EQUITY
Current liabilities
Payables and accrued liabilities
– third parties	859	802
– related parties	401	286
Short-term borrowings
– third parties	229	900
– related parties	312	64
Debt maturing within one year
– third parties	1	132
– related parties	—	10

Total current liabilities	1,802	2,194

Debt not maturing within one year
– third parties	139	506
– related parties	2,597	1,011
Deferred credits and other liabilities	472	362
Deferred income taxes	249	152
Minority interests	140	117
Invested equity
Owner’s net investment	467	1,890
Accumulated other comprehensive income	88	84

	555	1,974

Commitments and contingencies
Total liabilities and invested equity	5,954	6,316

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Novelis, Inc. 4Q and 2004 Results     Page 12 of 13

The Novelis Group
COMBINED STATEMENT OF CASH FLOWS
(unaudited)

	Fourth Quarter		Year
Periods ended December 31
(in millions of US$)	2004	2003	2004	2003

OPERATING ACTIVITIES
Net income (Loss)	(93)	54	55	157
Adjustments to determine cash from operating activities:
Depreciation and amortization	68	56	246	222
Deferred income taxes	75	6	97	(20)
Equity income	(2)	(1)	(6)	(6)
Asset impairment provisions	66	–	75	4
Stock option compensation	1	–	2	2
Loss on sales of businesses and investment – net	–	(7)	–	(25)
Change in operating working capital
Change in receivables
– third parties	17	34	(112)	6
– related parties	231	5	110	101
Change in inventories	(45)	(4)	(145)	(18)
Change in payables and accrued liabilities
– third parties	(103)	3	(4)	18
– related parties	(152)	26	64	(24)
Change in deferred charges and other assets	(1)	42	(9)	(28)
Change in deferred credits and other liabilities	(5)	20	(11)	48
Other – net	(9)	(15)	(15)	7

Cash from operating activities	48	219	347	444

FINANCING ACTIVITIES
Proceeds from issuance of new debt
– third parties	133	500	575	500
– related parties	1,561	471	1,561	471
Debt repayments
– third parties	(104)	–	(993)	–
– related parties	–	–	(5)	–
Short-term borrowings – net
– third parties	(642)	621	(774)	577
– related parties	217	(16)	221	(29)
Dividends – minority interest	–	1	(4)	–
Net payments to Alcan	(1,514)	(560)	(1,635)	(592)

Cash from (used for) financing activities	(349)	1,017	(1,054)	927

INVESTMENT ACTIVITIES
Purchase of property, plant and equipment	(70)	(67)	(165)	(189)
Business acquisitions, net of cash and time deposits acquired	–	–	–	(11)
Proceeds from disposal of businesses, investments and other assets, net of cash	1	9	1	33
Change in loans receivable – related parties	373	(1,176)	874	(1,210)

Cash from (used for) investment activities	304	(1,234)	710	(1,377)

Effect of exchange rate changes on cash and time deposits	1	1	1	2

Increase (Decrease) in cash and time deposits	4	3	4	(4)
Cash and time deposits – beginning of period	27	24	27	31

Cash and time deposits – end of period	31	27	31	27

Novelis, Inc. 4Q and 2004 Results     Page 13 of 13

Novelis, incorporated Jan. 6, 2005, is the global leader in aluminum rolled products and aluminum can recycling, with 37 operating facilities in 12 countries and more than 13,500 dedicated employees. Novelis has the unparalleled capability to provide its customers with a regional supply of high-end rolled aluminum throughout Asia, Europe, North America, and South America. Through its advanced production capabilities, Novelis supplies aluminum sheet and foil to automotive, transportation, beverage and food packaging, construction, industrial and printing markets. Please visit www.novelis.com for more information on Novelis.

Statements made in this news release which describe the Company’s intentions, expectations or predictions may be forward-looking statements within the meaning of securities laws. The Company cautions that, by their nature, forward-looking statements involve risk and uncertainty and that the Company’s actual results could differ materially from those expressed or implied in such statements. Reference should be made to the recent Form 10 for a summary of major risk factors.

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Media Contact:	Investor Contact:
Jennifer Dervin 404-814-4208	Holly Ash 404-814-4212